Guarantee Agreement

GUARANTEE dated as of January 31, 2011 by China Housing & Land Development, Inc., a Nevada corporation (the “Guarantor”) in favor of Tianjin Cube Xindao Equity Investment Fund Partnership (LLP); Tianjin Cube Xinde Equity Investment Fund Partnership (LLP); Tianjin Cube Xinren Equity Investment Fund Partnership (LLP); and Tianjin Cube Xinyi Equity Investment Fund Partnership (LLP) (collectively, the “Lenders” and individually, a “Lender”).

WITNESSETH

WHEREAS, Tsining Housing Development Co., Ltd. (the “Obligor”), as Borrower and the wholly-owned subsidiary of the Guarantor and the Lenders are direct and indirect parties to various Loan Agreements dated on or about January 31, 2011 (the “Loan Agreement”) involving the Lenders separately entrusting China Construction Bank Co., Ltd (Shanxi  Branch) to provide a loan of of approximately RMB200,000,000 (Two Hundred Million Renminbi Yuan) in aggregate amount to the Obligor (the “Secured Obligations”);

WHEREAS, the Guarantor and the Lenders are parties to a Pledge Agreement dated as of January 31, 2011 (the “Pledge Agreement”);

WHEREAS, in consideration of the financial and other support that the Obligor has provided, and such financial and other support as the Obligor may in the future provide, to the Guarantor, the Guarantor is willing to guarantee the Secured Obligations;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
The Guarantee.  The Guarantor hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the Secured Obligations.  Upon failure by the Obligor to pay punctually any Secured Obligation, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Loan Agreement or the other relevant Loan Document, as the case may be.

2.
Guarantee Unconditional.  The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

a)	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Obligor under any Loan Agreement, by operation of law or otherwise;

b)	any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Obligor under any Loan Agreement;

c)
any change in the corporate existence, structure or ownership of the Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Obligor or any of its assets or any resulting release or discharge of any obligation of the Obligor contained in any Loan Agreement;

d)
the existence of any claim, setoff or other right that such Guarantor may have at any time against the Obligor, whether in connection herewith or with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; or

e)
any invalidity or unenforceability relating to or against the Obligor for any reason of any Loan Agreement or any provision of applicable law or regulation purporting to prohibit the payment of any Secured Obligation by the Obligor.

3.	Representations and Warranties. The Guarantor represents and warrants that:

a)	such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

b)
the execution, delivery and performance by such Guarantor of this Guarantee are within such Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action;

c)
this Guarantee has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

d)
the execution, delivery and performance of this Guarantee (i) do not require any consent or approval of, registration or filing with, or other action by, any governmental authority, except such as have been obtained and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Guarantor or any order of any court or governmental authority and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Guarantor or any of its properties or give rise to a right thereunder to require such Guarantor to make any payment; and

e)
there are no actions, suits or proceedings by or before any arbitrator or court or other governmental authority pending against or, to the knowledge of such Guarantor, threatened against or affecting such Guarantor as to which there is a reasonable possibility of adverse determinations that, in the aggregate, could reasonably be expected to result in a material adverse effect on the assets, operations, prospects or condition, financial or otherwise, of such Guarantor or the ability of such Guarantor to perform its obligations under this Guarantee.

4.
Discharge Only Upon Payment in Full; Reinstatement In Certain Circumstances.  The Guarantor’s obligations hereunder shall remain in full force and effect until all payments of principal and any accrued interest are paid in full pursuant to the Loan Agreement (the “Release Conditions”).  If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Obligor or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

5.
Subrogation.  The Guarantor that makes full payment with respect to the obligation of the Obligor hereunder shall be subrogated to the rights of the payee against the Obligor with respect to such obligation; provided that the Guarantor shall not enforce any payment by way of subrogation against any such Obligor until the Release Conditions are satisfied.

6.
Stay of Acceleration.  If acceleration of the time for payment of any Secured Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Obligor, all such Secured Obligations otherwise subject to acceleration under the terms of the Loan Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Lenders.

7.
Amendments and Waivers.  Any provision of this Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Lenders, the Obligor and the Guarantor to be bound thereby.

Notices.  Any notice, demand, request or any other communication required or desired to be served, given or delivered hereunder shall be in writing and shall be served, given or delivered to the address and facsimile number of each party as specified below:

For the Guarantor:

China Housing & Land Development, Inc.

Address:    6 Youyi Dong Lu, Han Yuan 4 Lou
Xi’an, Shaanxi Province
China 710054
Attention: Mr. Cangsang Huang
Tel:  +86-29-82582632
Facsimile:
Email:  chuang@chldinc.com

For the Lenders:

Address:    c/o Cube Capital HK Limited
Attention: Ms. Christine Dai, Mr. Tony Chen, Mr. ZK Zhuang
Tel:  8613911050265
Facsimile: 852 2525 8003
Email: cdai@cubecap.com, tchen@cubecap.com, zzhuang@cubecap.com

8.
Continuing Guarantee.  The Guarantor’s guarantee hereunder is a continuing guarantee, shall be binding on the Guarantor and its successors and assigns, and shall be enforceable by the Lenders.  If all or part of the Lenders’ interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

9.
Severability.  If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

10.
Limit of Liability.  The Guarantor shall be liable under this Guarantee only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

11.
No Waiver.  No failure or delay by any Lender in exercising any right, power or privilege under this Guarantee shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.
Successors and Assigns.  This Guarantee shall be binding upon the Guarantor and their respective successors and assigns, for the benefit of the Lenders and their successors and assigns, except that the Guarantor may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Lenders.

13.	Governing Law; Jurisdiction.

a)	This Guarantee shall be construed in accordance with and governed by the law of the State of New York.

b)
The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in New York State court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

c)
The Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in subsection (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

14.
WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE.

15.
This Guarantee may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Guarantee shall become effective on the date when the Lenders shall have received counterparts hereof signed by the Guarantor hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Lenders in the form satisfactory to it of  facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

[signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed by their respective authorized officers as of the day and year first above written.

For and on Behalf of China Housing & Land Development, Inc. By: /s/ Pingji Lu Name: Pingji Lu Title: Authorized Person	Tsining Housing Development Co., Ltd. By: /s/ Pingji Lu Name: Pingji Lu Title: Authorized Person

Agreed to and Accepted by:

For and on Behalf of Tianjin Cube Xindao Equity Investment Fund Partnership (LLP) By: /s/ Ruifeng Dai Name: Ruifeng Dai Title: Authorized Person	For and on Behalf of Tianjin Cube Xinde Equity Investment Fund Partnership (LLP) By: /s/ Ruifeng Dai Name: Ruifeng Dai Title: Authorized Person

For and on Behalf of Tianjin Cube Xinren Equity Investment Fund Partnership (LLP) By: /s/ Ruifeng Dai Name: Ruifeng Dai Title: Authorized Person	For and on Behalf of Tianjin Cube Xinyi Equity Investment Fund Partnership (LLP) By: /s/ Ruifeng Dai Name: Ruifeng Dai Title: Authorized Person